Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK

Indianapolis, Indiana — March 20, 2009...Simon Property Group, Inc. (NYSE:SPG) announced today the pricing of its public offering of 15,000,000 shares of common stock at a price of $31.50 per share.  Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Investment Bank acted as joint book-running managers of the offering.  The Company has granted the underwriters a 30-day option to purchase 2,250,000 additional shares of common stock to cover over-allotments, if any.

The Company will contribute the net proceeds of the offering to its majority-owned operating partnership subsidiary, Simon Property Group, L.P., which will use the amount contributed to partially repay the outstanding balance of its $3.5 billion unsecured credit facility and for general corporate purposes.

The common stock will be issued pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  When available, copies of the prospectus supplement and accompanying prospectus relating to the offering can be obtained by contacting:  Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611, or by e-mail at prospectusrequest@list.db.com; Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St., New York, NY 10004, telephone: 1 (866) 471-2526, facsimile: 1 (212) 902-9316, or prospectus-ny@ny.email.gs.com; or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone +1 (888) 827-7275.

This press release contains forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in its Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed from time to time with the Securities and Exchange Commission.  These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, the Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 386 properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.